UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2006

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers.

On February 23, 2006, the Board of Directors of Scientific Games Corporation (the “Company”) appointed Michael J. Regan as a director of the Company.  Mr. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the Lead Audit Partner for many Fortune 500 companies during his 40 year tenure with KPMG.  The Board of Directors also appointed Mr. Regan to serve on the Audit Committee.

On February 23, 2006, the Board of Directors appointed Stephen L. Gibbs as Vice President and Chief Accounting Officer (principal accounting officer) of the Company effective April 1, 2006. DeWayne E. Laird, the Company's Vice President and Chief Financial Officer, had previously been functioning as principal accounting officer in addition to serving as principal financial officer.  Mr. Gibbs, age 33, joined Scientific Games Racing, LLC, a subsidiary of the Company, in April 2005 as Vice President of Finance. Prior to joining Scientific Games, Mr. Gibbs served as Manager of Accounting Research for The Coca-Cola Company from September 2004 to March 2005 and as Controller for TRX, Inc. from May 2004 to August 2004. Prior to that time, Mr. Gibbs worked for the accounting firms of Arthur Andersen LLP and Deloitte & Touche LLP for approximately 9 years, most recently as Senior Manager in the Atlanta Assurance Practice of Deloitte & Touche. Mr. Gibbs is party to a letter agreement with the Company pursuant to which he has an opportunity to receive an annual bonus of up to 35% of his base salary (which has been increased to $195,000) and to receive annual equity grants. In addition, under Mr. Gibbs’s letter agreement, he would receive up to one year of base salary as severance if his employment were terminated without cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ DeWayne E. Laird
		Name:	DeWayne E. Laird
		Title:	Vice President and Chief Financial Officer

Date: March 1, 2006